Exhibit 99.1

Editorial Contacts:
Jennifer Schuh	Bob Richter
NAVTEQ Corporation	for NAVTEQ Corporation
Tel: 312-894-3913	Tel: 212-802-8588
e-M: jennifer.schuh@navteq.com	e-M: bob@richtermedia.com

Investor Relations Contact:
Thomas R. Fox
NAVTEQ Corporation
Tel: 312-894-7500
e-M: investorrelations@navteq.com

European Commission Extends its Review of Nokia’s Planned Acquisition of NAVTEQ

Chicago, IL — March 28, 2008 — NAVTEQ Corporation (NYSE: NVT), a leading provider of digital map data for vehicle navigation and location-based solutions, announced today that the European Commission has initiated a Phase II review of Nokia’s pending acquisition of NAVTEQ. This is part of the Commission’s review process and does not in any way signal the ultimate outcome.

“NAVTEQ remains enthusiastic about the pending acquisition by Nokia and the potential benefits to all our customers,” said Judson Green, President and Chief Executive Officer, NAVTEQ.  “We will continue to provide any support we can in Nokia’s ongoing discussions with the European Commission,” he added.

“Nokia remains strongly committed to this acquisition, which will play a key role in our Internet services push,” said Rick Simonson, EVP and Chief Financial Officer, Nokia. “We have engaged in an open and constructive dialogue with the Commission in order to find agreement on the acquisition of NAVTEQ.  We have listened to the Commission’s concerns, and look forward to finding a common understanding that will enable the transaction to be closed,” Simonson added.

The Commission now has 90 working days to make a final decision on the transaction. However, the review period may be extended to 125 working days under certain circumstances. The completion of the acquisition is subject to the receipt of European regulatory approval. All other necessary regulatory approvals have been received.

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has approximately 3,300 employees located in 167 offices and in 31 countries.

NAVTEQ is a trademark in the U.S. and other countries. All rights reserved.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. The statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under “Item 1A. Risk Factors” in each of the Company’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission.

Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. NAVTEQ does not undertake any obligation to update any forward-looking statements contained in this document.

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